Exhibit (10)(xxvi)

October 20, 2009

Mr. William A. Osborn

Retired Chairman

Northern Trust Corporation

120 DeWindt Road

Winnetka, IL 60093

Re:	Office Space and Support

Dear Bill:

This letter agreement1 sets forth the terms and conditions on which Northern Trust Corporation (the “Corporation”) agrees to provide you with office space and support staff following your retirement as the Corporation’s Chairman effective November 11, 2009.

For the period commencing on November 11, 2009 and ending on November 11, 2014 (which period shall be subject to extension for additional one year periods upon the mutual agreement of the parties hereto), the Corporation will provide you with office space. Such office space may be located at an office of the Corporation (other than 50 South LaSalle Street in Chicago) or in a rental property, provided that such office space may temporarily be located in your current office at 50 South LaSalle for a short period until the new office is selected and agreed to by you and the Corporation and furnished by the Corporation. During the period of this letter agreement, you will be provided with:

•	an administrative assistant at such location during normal working hours;

•	basic office supplies such as stationary, printer paper, and printer toner; and

•

basic office equipment such as personal computers, printers, fax machines, scanners, telephones for you and your administrative assistant, with the Corporation to reimburse you for related telephone and Internet expense.

You should direct any requests for additional office supplies, office equipment, or other materials such as periodical subscriptions to the Corporation’s Head of Human Resources and Administration, who will determine whether such supplies, equipment, or materials are to be provided hereunder.

[1]	The benefits provided under this agreement during any calendar year shall not affect the benefits provided in any other calendar year, nor shall the right to these benefits be subject to liquidation or exchange for any other benefit.

Mr. William A. Osborn

October 20, 2009

From time to time during the term of this letter agreement, the Corporation may request that you make appearances or attend events on behalf of the Corporation. In the event that any such request is agreed to and made, the Corporation will reimburse you, upon the receipt of appropriate documentation, for reasonable business expenses incurred by you in connection with complying with such requests (which expenses shall not include any air, lodging, limousine or other travel expenses unless authorized in advance by the Corporation’s Head of Human Resources and Administration. Any such appearance shall be made by you in your individual capacity and not as an employee of or consultant to the Corporation; you will not be an employee of the Corporation or any subsidiary following your retirement.

You agree that following your retirement you shall not have the authority to incur any liabilities or obligations of any kind in the name of or on behalf of the Corporation or its subsidiaries and that you will have no authority over any employee or officer of the Corporation or its subsidiaries. You shall not at any time, whether during or after the term of this letter agreement, directly or indirectly disclose or use any Confidential Information of the Corporation or its subsidiaries. “Confidential Information” means all information regarding the clients of the Corporation or its subsidiaries, or regarding the current or planned business of the Corporation or its subsidiaries, which has not been made generally known to the public by authorized representatives of the Corporation or its subsidiaries. These confidentiality provisions shall survive any termination of this letter agreement and shall not be construed to limit any other similar obligations you have with respect to the Corporation or its subsidiaries pursuant to contract or applicable law.

During the term of this letter agreement, you shall not be engaged as an employee, owner (other than as holder or owner of less than 10% of the outstanding shares of any corporation the shares of which are publicly traded), consultant, or otherwise, without the written consent of the Corporation, in any line of business which is the same as any line of business then carried on by the Corporation or its subsidiaries. A consent must be requested in advance in writing by you and may be given upon authorization of the Corporation and be subject to such terms and conditions as the Corporation shall deem advisable.

To the extent that the provision to you of the office space or office support described herein results in imputed income to you that is subject to federal, state or local taxes, the Corporation will report such income to you and the appropriate taxation authority, it being understood that you will be solely responsible for the payment of such taxes and that the Corporation shall not be required to withhold or make any arrangements for the payment of such taxes.

In the event of your death or total disability, this letter agreement shall terminate as of the date of your death or total disability.

Mr. William A. Osborn

October 20, 2009

This letter agreement may not be assigned by either party without the prior written consent of the other party, except that no consent is necessary for the Corporation to assign this letter agreement to a corporation succeeding to substantially all the assets or business of the Corporation, whether by merger, consolidation, acquisition or otherwise. This letter agreement shall be binding upon you, your heirs and permitted assigns and the Corporation, its successors and permitted assigns.

Please reflect your agreement to the terms and conditions set forth above by signing this letter agreement and the enclosed copy. Please return one copy of the letter agreement to the undersigned in the enclosed envelope.

Northern Trust Corporation

/s/ Timothy P. Moen
By:	Timothy P. Moen
Its:	Executive Vice President

Acknowledged and Agreed as of

this 20th day of October 2009

/s/ William A. Osborn
William A. Osborn